
China Teletech Limited, f.k.a.
Stream Horizons Studio, Inc.
(the "Company")
100 %
China Teletech Limited, f.k.a.
Sierra Vista Group Limited
("CTL")
Pledge
"VIE"
Pledge
Mr. Dong Liu
Mr. Yuan Zhao
Guangzhou
Renwoxing
51%
49 %, held as
trust for the
benefit of CTL
51 %
49 %
Shenzhen
Rongxin
Guangzhou
Yueshen
RMB ¥ 10,000,000 Registered Capital
HKD $ 1,200,000 Registered Capital